Research Collaboration Agreement

This agreement (this “Agreement”) is made and entered into as of the 22 day of June, 2006 (the “Effective Date”) by and between Rosetta Genomics Ltd., a private company registered pursuant to the laws of the State of Israel, of 10 Plaut Street, Science Park, Rehovot, Israel (“Rosetta”) and Hadasit Medical Research Services and Development Ltd., a private company registered under the laws of the state of Israel, of Hadassah Medical Hospital, POB 12000, Jerusalem, Israel (“Hadasit”).

WHEREAS, ROSETTA has developed confidential and proprietary technology relating to microRNA sequences including an algorithm for the prediction of microRNAs, techniques for validation of predicted microRNAs on a given material, microRNA expression profiling technology, analysis algorithms for the detection of biomarkers based on microRNA expression profiling and techniques for establishing the relationships between microRNAs and diseases and has identified a large number of microRNA sequences using certain of its proprietary technology and/or proprietary materials; and

WHEREAS, Hadasit is a subsidiary of Hadassah Medical Organization (“HMO”) and is charged with the commercial exploitation of the intellectual property and other potentially valuable assets of HMO; and

WHEREAS, Rosetta, Hadasit and HMO desire to collaborate in a research projects according to the protocols described in Appendix A (which will be updated by the Parties on mutual consent), pursuant to which HMO will provide Rosetta with its clinical know how, data and expertise, patients’ specimens (“Specimens”) and related data (collectively, “Materials”), and shall perform certain activities as specified hereunder, in order for Rosetta to utilize its proprietary technology and know-how for the research of the expression of Rosetta MicroRNAs (as defined below) and additional publicly known microRNAs in the Materials pertaining to a diagnostic and therapeutic application (the “Research Project”); and

WHEREAS, the parties wish to set forth herein the definitive terms of the collaboration of the parties with respect to the performance of the Research Project and the future rights to any of its results;

NOW THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1	Definitions. In addition to those terms defined elsewhere in this Agreement, each of the following terms shall have the meaning set forth opposite it, unless the context otherwise requires:

1.1
“Affiliate” of a Party or other entity shall mean any entity that, directly or indirectly, is controlled by, controls, or is under common control with such Party including (i) any corporation or business entity of which at least fifty percent (50%) or the maximum ownership interest permitted by applicable law in the country where such entity exists, whichever is less, of the securities or other ownership interests representing the equity or right to receive profits, the voting stock, general partnership interest or power to direct the affairs of such entity, are owned, controlled or held, directly or indirectly, by a Party or such entity; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds at least fifty percent (50%) or the maximum ownership interest permitted by law in the country where a Party or such entity exists, whichever is less, of the securities or other ownership interests representing the equity or right to receive profits, voting stock, general partnership interest or power to direct the affairs of, a Party or such entity; or (iii) any corporation or business entity of which a Party or such entity has the right to acquire, directly or indirectly, at least fifty percent (50%) or the maximum ownership interest permitted by law in the country where such entity exists, whichever is less, of the securities or other ownership interests representing the equity or right to receive profits, voting stock, general partnership interest or power to direct the affairs, thereof.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

1.2
“Combination Product” shall mean a product, substance or device which is not an internal development of Rosetta derived from the Research Results, and which incorporates a product based on the Patent Assets and at least one other essential additional ingredient, substance, compound or element which either (i) when administered to a patient, has a therapeutic or prophylactic clinical effect, either directly or by acting synergistically with other compounds or substances contained in such product, (ii) is required for delivery of another compound or substance contained in such product or (iii) otherwise enhances the effect another compound or substance contained in such product.

1.3	“Customers” shall mean patients, hospitals, medical institutions, health funds, pharmacies and other retailers, provided that they are not an Affiliate of Rosetta Genomics.

1.4
“First Commercial Sale” shall mean the first for-profit sale of a Product or a Service by Rosetta Genomics or its Affiliates in any country in the Territory, for end use or consumption; provided, that, any sale to an Affiliate or Sublicensee will not constitute a First Commercial Sale unless the Affiliate or Sublicensee is the last entity in the distribution chain of the Product or Service.

1.5
“Intellectual Property” shall mean all intellectual property, whether or not protected by patents or patent applications, including, but not limited to, trade secrets, procedures, protocols, inventions, databases, know how, inventions, improvements, discoveries, conceptions, ideas, techniques, designs, products, developments, specifications, methods, drawings, diagrams, models, software programs, data, data analysis, data interpretation, written reports, and all rights therein including copyright, patent rights, database rights, rights in designs and all registrations and applications therefore, and all continuations, continuations in part, divisional applications, and renewals of any of the foregoing, in any part of the world.

1.6
“Net Sales” shall mean the aggregate gross amount invoiced with respect to Products sold or provided in the Territory, by Rosetta or its Affiliates to Customers, after deducting (if not previously deducted from the amount invoiced):

(i)	quantity and/or cash discounts directly related to the sale of the Product;

(ii)	customs duties, VAT or any other sales taxes or levies to the extent applicable to the sale or export of Products or Services and not collected separately from the counterparty to the sale;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

(iii)	recalls, credits and allowances on account of returned or rejected products, including, but not limited to, allowance for breakage or spoilage;

(iv)	payments paid in connection with transporting, packaging and insuring the Products and appearing separately on invoices; and

(v)	amounts not actually collected;

provided however that:

(i)	In any transactions between Rosetta and an Affiliate, Net Sales shall be [***], in each case, after appropriate deductions as set forth above;

(ii)
In the event that Rosetta or its Affiliate receives non-monetary consideration for any transaction, Net Sales shall be calculated based on the fair market value of such consideration, except that with respect to Net Sales received in the form of equity, [***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

(iii)
In the event a Product is sold by Rosetta, or an Affiliate of Rosetta in the form of a Combination Product, Net Sales from such Combination Product, for purposes of determining Royalties, shall be determined by multiplying the actual Net Sales of such Combination Product during the applicable royalty reporting period, by the fraction [***]. In the event that such average sale price cannot be determined for both the product based on the Patent Rights and all other ingredients, substances, compounds or elements included in the Combination Product, Net Sales for the purpose of determining royalties shall be calculated by multiplying the Net Sales of the Combination Products by the fraction [***]. In such event, the parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the product based on the Patent Assets and all other additional ingredients included in the Combination Product.

For the sake of clarity, Net Sales shall not include amounts received by Rosetta as grants or other research funding, but shall include, in addition to amounts received for sale of Collaboration Products by Rosetta or its Affiliates as described above, revenues received as consideration for a sublicense of the rights to commercialize a Product.

1.7
“Patent Rights” shall mean United States and foreign patents and patent applications (which shall be deemed to include certificates of invention and applications for certificates of invention) which as of the Effective Date or at any time during the term of this Agreement relate in any way to Research Results, including all certificates of invention, divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates or the like of any such patents and current and future patent applications, and any counterparts thereof which may be filed in other countries. Any Patent Rights and any subsequent changes thereto shall be attached hereto as Schedule 1.7, provided, however, that the failure to include the then current Patent Rights in Schedule 1.7 from time to time shall not affect the Parties’ respective rights and obligations under this Agreement.

1.8	“Products” - any products developed and/or manufactured based upon and/or in connection with the Patent Rights.

1.9
“Proprietary Information” shall mean any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, including the terms of this Agreement, whether communicated in writing, orally or by any other means, which is provided by one Party to the other Party in connection with this Agreement.

1.10
“Research Results” shall mean any and all microRNAs expression profiling data measured on the Materials, and its analysis pertaining to potential diagnostic application, as determined in the course of the performance of the Research Project.

1.11	“Rosetta MicroRNAs” shall mean any novel human and non-human (including virus and bacteria) microRNAs predicted or which may be predicted by Rosetta.

1.12
“Sub License” - shall mean any right granted, licence and/or sublicense given, or agreement entered into, by Rosetta to or with any other person or entity, permitting any use of the Research and/or the Patents (or any part thereof) for the development and/or manufacture and/or marketing and/or distribution and/or sale of Products;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

1.13	“Sublicense Income” shall mean all royalties, license fees and milestone payments paid by a Sublicensee to Rosetta in consideration of the grant of a Sublicense to such Sublicensee. [***].

1.14	“Sub Licensee” shall mean a sublicensee who was granted a Sublicense from Rosetta Genomics.

1.15	“Territory” shall mean all the countries in the world.

1.16
“Valid Claim” means a claim of an issued and unexpired patent included within the Patent Rights, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or for which an appeal has not been filed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2	The Research Project.

2.1	The parties will collaborate in the performance of the Research Project, pursuant to the following terms and conditions:

2.2
The Research Project shall include multiple trials as agreed upon by the Parties (the Trials”), each Trial shall be performed in accordance with a protocol to be prepared by the company for each Trial and agreed upon by Hadasit (the “Protocol”). Each Protocol will be attached to this agreement as Appendix A1, A2 and so forth and constitute an integral part of this Agreement. The remuneration for advisory services provided during each Trial shall be agreed upon by both Parties in advance and shall be specified in a budget schedule, executed by both Parties for each Trial and attached to the Trial’s Protocol (the “Budget Schedule”). The Budget Schedule of each Trial shall be attached to this agreement as Appendix B1, B2 and so forth and constitute an integral part of this Agreement. the Protocol and the Budget Schedule collectively hereinafter: the “Protocol Plan”; The Protocol Plan for each Trial shall constitute an integral part of this Agreement.

2.3
The first Trials shall be conducted according to the Protocol attached to this Agreement as Appendix A1 Appendix A2, and constituting an integral part thereof ("Protocol A1" and “Protocol A2”). Hadasit, HMO and Rosetta shall perform the activities mentioned in Protocol A1 and Protocol A2. Hadasit shall procure the performance of the the activities designated to it in Protocol A1 and in any other Protocol, by HMO.

2.4
Rosetta shall oversee the conduct of the Research Project. Hadasit shall designate a senior researcher for each Protocol. (the “Investigator”) to collaborate with Rosetta in carrying out HMO’s activities related to the Research Project.

2.5
Either party may conduct additional research projects, independently or with other third parties, in parallel to or following the Research Project, and nothing in this Agreement shall prevent a party from engaging in any additional research, provided that it fulfills its obligations hereunder.

2.6	Each party represents and warrants that it is legally authorized and entitled to assume all responsibilities under this Agreement.

2.7
It is a condition precedent to the validity of this Agreement with respect to each Trial that this Agreement shall come into effect with respect to each Trial only after approval is received from: the Helsinki Committee and the HMO’s Committee for Research Contracts with Commercial Companies. The approval of the Helsinki Committee shall approve all the following: (a) the Protocol of the Trial (b) the transfer of the Study Specimens to Rosetta, (c) the use of the Study Specimens under the study to be conducted by Rosetta (the “Study”) (d) the Study. The performance of each Trial shall commence only after the Helsinki Committee approves the above with respect to such Trial.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

2.8
Both parties undertake to perform the Research Project, in compliance with the following: (1) the Ministry Guidelines, as defined herein; (2) the instructions and the terms specified in the approval of the Helsinki Committee; and (3) the applicable laws, rules and regulations regulating such studies which are applicable in Israel. The “Ministry Guidelines”the MOH Guidelines titled “Clinical Trials of Human Subjects” issued in January 2006 including appendix 4 to the guidelines. Rosetta shall use the Study Specimens solely for the purpose of the Study and not for any other purposes whatsoever.

2.9
Rosetta shall use and dispose of the Study Specimens in accordance with the State of Israel’s laws, rules, regulations and guidelines regulating and/or applicable and/or relevant to the use of the Study Specimens under the Study and to their disposal following the completion of the Study.

2.10
Rosetta shall keep full and accurate records with respect to the use and to the dates and manner of disposal of each and every Study Specimen and shall provide such records to the Fund for examination, upon the Fund’s request.

2.11
Notwithstanding the above, nothing contained herein shall be construed as a warranty by Hadasit and/or the HMO and/or any other party involved in the Research Project, that the Research Results will be useful or commercially exploitable or of any value whatsoever. In addition, and without derogating from the aforementioned, the above parties disclaim all warranties, either express or implied, with respect to any products that incorporate, integrate or are designed based in whole or part, on the Research Results (“New Products”), including without limitation implied warranties of merchantability, efficacy and fitness for a particular purpose.

3	Permitted Uses of Information, Rights to the Research Results and Intellectual Property.

3.1
Hadasit may use the information provided by Rosetta regarding the results of the Research Project under the terms of this agreement for research and academic purposes only. Notwithstanding the confidentiality obligations of Section 5, Hadasit may publish the information in accordance with Section 6 below.

3.2
All right, title and interest in and to the Research Results and any intellectual property deriving there from, whether they shall be protected by intellectual property rights or not, shall be jointly owned by and vest with both Hadasit and Rosetta.

3.3
Each party shall remain the sole owner of its own Intellectual Property. It is hereby expressly agreed that, nothing in this Agreement shall constitute or be considered as constituting a transfer or license of any Intellectual Property by one party to the other.

4	Patents

4.1	Filing, Prosecution and Maintenance of Patent Applications or Patents

4.1.1
Patent Rights. Rosetta, acting through patent counsel of its choice, shall be responsible, at its sole expense, for the preparation, filing, prosecution and maintenance of all Patent Rights in Rosetta’s and Hadasit’s name. At Rosetta’s request, Hadasit shall cooperate with Rosetta in all reasonable respects in connection with such preparation, filing, prosecution and maintenance of Patent Rights.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

4.1.2
Review of Patent Applications. In each case, the Rosetta shall give Hadasit an opportunity to review the text of the application before filing, shall consult with Hadasit with respect thereto, and shall supply Hadasit with a copy of the application as filed, together with notice of its filing date and serial number. Rosetta shall keep Hadasit advised of the status of the actual and prospective patent application filings and upon the request of Hadasit, shall provide advance copies of any papers related to the filing, prosecution, or maintenance of such patent application filings.

4.1.3
Right of Hadasit to Prosecute and Maintain Patents. Rosetta shall give notice to Hadasit of any desire to cease prosecution and/or maintenance of the Patent Rights and, in such case, shall permit Hadasit, at its sole discretion, to continue prosecution and/or maintenance at its own expense. In the event that Hadasit continues prosecution and/or maintenance at its own expense, Rosetta shall have no rights to any such patent/patent application and any license granted to it for such patent/patent application shall terminate. Provided however that in the event that Roestta’s notice of its desire to cease prosecution and/or maintenance related to certain Patent Rights and/or certain countries, then the license shall terminate only with regard to those patent rights and/or in those countries.

4.2	Patent Office Proceedings. Hadasit shall reasonably cooperate with Rosetta with respect to any patent office proceeding.

4.3	Enforcement and Defense.

4.3.1
Each Party shall promptly give the other Party notice of any infringement in the Territory of any patent application or patent included in the Patent Rights that comes to such Party’s attention. The Parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of legal action by either Party. Rosetta, upon notice to Hadasit, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Hadasit and Rosetta, as applicable, or to control the defense of any declaratory judgment action relating to the Patent Rights. Rosetta shall promptly inform Hadasit if Rosetta elects not to exercise such first right, and Hadasit thereafter shall have the right, in its discretion, to initiate and prosecute such action or to control the defense of such declaratory judgment action (“Manage Proceedings”) in the name of Hadasit and Rosetta. In the event that Rosetta elects not to Manage Proceedings and Hadasit elects to Manage Proceedings, Rosetta shall have no rights to any such patent/patent application and any license granted to it for such patent/patent application shall terminate. Provided however that in the event elected not to Manage Proceedings only with regard to certain patent applications and/or certain countries, and Hadasit Managed Proceedings for such patent applications and/or in such countries, then the license will terminate only with regard to those patent assets and/or in these countries. In no event shall Rosetta enter into any settlement that would adversely affect the Patent Rights in any material respect without the prior written consent of Hadasit.

4.3.2
For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party shall join such action voluntarily and shall execute all documents reasonably necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate and will provide each other with any information or assistance that either reasonably may request. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, the status of any settlement negotiations and the terms of any offer related thereto.

4.3.3	Any recovery obtained by Rosetta or Hadasit in any such action or proceeding shall be shared as follows in the following order of priority:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

4.3.3.1	the Party that initiated and prosecuted or maintained the defense of, the action, shall recoup all of its costs and expenses incurred in connection with the action, whether by settlement or otherwise;

4.3.3.2	the other Party shall next recoup all of its costs and expenses incurred in connection with the action, whether by settlement or otherwise;

4.3.3.3	if Hadasit initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by Hadasit; and

4.3.3.4
if Rosetta initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by Rosetta, except that Hadasit shall receive a portion equivalent to the royalties they would have received on such remaining amount if such amount were deemed Net Sales.

4.4
Patent Term Extensions and Supplemental Protection Certificates. The Parties shall cooperate in obtaining patent term extensions or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by Rosetta. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, Rosetta shall have the first right to make the election, in consultation with Hadasit.

5	Advisory Costs of Research.

6
Rosetta agrees to bear the advisory related to the performance of the experiments in relation to the Research Project, all as indicated in the Budget Schedule of each Trial. The Budget Schedule of the first two Trials specified in Protocol A1 and Protocol A2, is attached as Appendix B1 and Appendix B2.

7	Confidentiality.

7.1	Non-Disclosure and Non-Use Obligations

7.2
All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

7.2.1
is known by the receiving Party (including the HMO in the case of Hadasit) at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by contemporaneous written records;

7.2.2	is in the public domain or knowledge;

7.2.3
is subsequently disclosed to a receiving Party (including the HMO in the case of Hadasit) by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

7.2.4
is developed by the receiving Party (including the HMO in the case of Hadasit) independently of Proprietary Information received from the other Party, as documented by contemporaneous research and development records.

7.3	Permitted Disclosure of Proprietary Information.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

7.4	Notwithstanding Section 7.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

7.4.1
to governmental or other regulatory agencies in order to obtain patents on Products, or to gain approval to conduct clinical trials or to market Products, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations;

7.4.2
to its respective agents, consultants, Affiliates, sublicensees and/or other Third Parties for the research and development, manufacturing and/or marketing of Products (or for such parties to determine their interests in performing such activities) on the condition that such Third Parties agree to be bound by the confidentiality obligations contained in this Agreement; or

7.4.3
if required to be disclosed by law or court order, provided that notice is promptly delivered to the disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations; provided, however, without limiting any of the foregoing, it is understood that either Party or its Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the SEC, may file this Agreement as an exhibit to any filing with the SEC and may distribute any such filing in the ordinary course of its business. However, to the maximum extent allowable by SEC rules and regulations, the Parties shall be obligated to maintain the confidentiality obligations set forth herein and shall redact any confidential information set forth in such filings.

7.5
Publication. During the term of this Agreement, Hadasit and Rosetta Genomics each acknowledge the other Party's interest in publishing its results related to the Products to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, either Party, its employees or consultants wishing to make a publication shall deliver to the other Party a copy of the proposed written publication or an outline of the proposed oral disclosure at least sixty (60) days prior to submission for publication or presentation. The other Party shall have the right (a) to propose modifications to the publication for scientific reason, patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the other Party requests a delay, the publishing Party shall delay submission or presentation for a period of thirty (30) days to enable patent applications protecting each Party's rights in such information to be filed. Upon expiration of such thirty (30) days, the publishing Party shall be free to proceed with the publication or presentation, but may not include Proprietary Information of the other Party unless it is within an exception of Section 7.1.1 through 7.1.4. If the other Party requests modifications to the publication, the publishing Party shall edit such publication to prevent disclosure of trade secret or Proprietary Information prior to submission of the publication or presentation.

7.6
Notwithstanding anything to the contrary herein, Rosetta shall not use the names and/or logos of Hadasit and/or the HMO, and shall not disclose their involvement in the Research without both their prior written approval, all except for (a) references to scientific publications which are already in the public domain at the time of executing this Agreement and (b) applications for regulatory approvals to official authorities, including securities authorities, and (c) as requested by regulatory authorities as required by law or applicable regulation. Subject to the foregoing, Rosetta shall include appropriate acknowledgement and credit to Hadasit and/or the HMO and their employees in any publication relating to the Research in whatever media, including application(s) to official authorities or presentations to potential investors.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

8	Term and Termination.

8.1	Each Trial may be terminated according to the termination section provided in each Protocol related to such Trial.

8.2
The parties’ respective rights, obligations and duties under this Agreement which by their nature extend beyond the expiration or termination hereof, shall survive any expiration or termination of this Agreement.

9	Claims, Liability And Insurance

9.1
Rosetta shall bear sole responsibility and bear any payment and/or compensation and/or liability for any damage whatsoever caused to any person, directly or indirectly, as a result of the performance of any of the Trials or the Research Project. Provided however that Rosetta shall not be responsible or liable to pay any payments or compensation that are the result of a negligent act or willful misconduct of Hadasit, HMO or the Investigator.

9.2
Rosetta shall indemnify and hold harmless, Hadasit, HMO, the Investigators and their employees and/or agents and/or officers and/or representatives (hereinafter: “The Beneficiaries”) from and against all claims, demands, causes of action and suits of whatsoever kind or nature based on damages claimed to have been caused as a result of the performance of any of the Trials and/or the Research Project and/or the Study and/or any procedures prescribed in any Trial Protocol and/or pertaining to the Research Project and/or the commercialization of the New Products (“the Loss”); provided, however, that:

9.2.1	The Loss was not caused as a result of negligence or willful misconduct of Hadasit, HMO and/or the Investigator and/or their employees and agents.

9.2.2	The Loss was not caused as a result of Hadasit’s and/or HMO’s and/or the Investigator's failure to perform the relevant Trial in accordance with the Trial's Protocol.

9.2.3	Hadasit notified Rosetta, within 30 working days from the day Hadasit acquired such knowledge, of any claim, or injury relating to the Research Project.

9.2.4	Rosetta shall pay all expenses associated with any proceedings taking place as a result of a complaint and/or legal claim submitted by any person in respect of the Loss.

9.3
Without derogating from its above liabilities, Rosetta shall cover the beneficiaries with an insurance policy, for an amount similar to the amount with which the State of Israel insures its physicians, against third party’s claims and/or demands.

9.4
Neither party shall be liable (whether under contract, tort (including negligence) or otherwise) to the other party, or any third party for any indirect, incidental or consequential damages, including, without limitation, any loss or damage to business earnings, lost profits or goodwill and lost or damaged data or documentation, suffered by any person, arising from and/or related with and/or connected to this agreement even if such party is advised of the possibility of such damages.

10	License

Hadasit hereby grants to Rosetta the sole and exclusive worldwide license, even as to HMO and Hadasit, under its part in the Research Results and the and Patent Rights, including the right to grant sublicenses on the terms set forth herein, to research, develop, use, import, offer for sale, market, commercialize, manufacture, distribute and sell the Products in the Territory.

11	Royalties

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

11.1
Subject to the terms and conditions of this Agreement, and in consideration of the rights granted by Hadasit hereinabove, Rosetta Genomics shall pay to Hadasit royalties in an amount equal to the following percentages of aggregate annual Net Sales of any Product in the Territory in each Royalty Year a royalty of [***]% ([***] percent) of Net Sales by or on behalf of Rosetta.

11.2
In the event Rosetta is obligated, pursuant to agreements with third parties, to pay Hadasit and such other third parties royalties with respect to a Product, in a total amount exceeding [***]% ([***] percent) of Net Sales, then Rosetta shall be entitled to reduce the amount of royalties payable to Hadasit hereunder according to the following principals: (a) Rosetta shall calculate the total amount of royalties it is obligated to pay Rosetta and the other third parties (the "Total Royalties Amount"); (b) Rosetta shall calculate the difference between the Total Royalties Amount and [***]% (the "Difference") ;(c) Rosetta shall calculate the relative share of Hadasit’s royalties from the Total Royalties Amount ("Hadasit Royalties Share") and (d) Rosetta shall be entitled to reduce Hadasit’s amount of Royalties by an amount equal to the product of Hadasit’s Royalties Share multiplied by the Difference. Provided, however, that in no event shall Hadasit’s Royalties be reduced to less than [***]%.

For example: if Rosetta will be required to pay royalties with respect to a Product an amount of [***]%. Then The difference shall be [***]%, and Hadasit’s Royalties Share shall be, [***] and Rosetta shall have the right to reduce Hadasit’s royalties in an amount of [***]% and it will the owe Hadasit [***]% of royalties instead of [***]%.

11.3
If a Product contains or is designed to detect both micro RNA sequences covered by a Valid Claim of the Patent Rights and micro RNA sequences that are not covered by a Valid Claim of the Patent Rights, then Net Sales of such Product shall be multiplied by the ratio of (x) the number of micro RNA sequences covered by a Valid Claim of the Patent Rights in a given Product to (y) the total number of micro RNA sequences included in such given Licensed Product to determine the portion of the value of the micro RNA sequences Product.

11.4
Royalties on Net Sales, at the rates set forth above, shall accrue as of the date of the applicable First Commercial Sale in any country and shall continue and accrue on Net Sales (a) in a country where a Valid Claim included within the Patent Rights exists, until the later of the date of expiry of such patent in such country or the expiry of the period of [***] ([***]) years commencing with the date of the First Commercial Sale (b) in any other country, until the expiry of the period of [***] ([***]) years commencing with First Commercial Sale in such country.

11.5
Following the expiration of the last applicable period set forth in subsection (v) above, (a) Rosetta Genomics shall have the right under this Agreement to directly and indirectly (through sublicensees or otherwise) continue to manufacture, use, market, commercialize, distribute and sell and otherwise dispose of Products, throughout the world, without having to pay royalties or any other consideration to Hadasit and (b) Hadasit shall not grant any exclusive license to its part in the Research Results and/or the Patent Rights to any Third Party for the Field.

11.6	Sublicense Income. Rosetta Genomics will pay Hadasit the following percentages of all Sublicense Income received from Sublicensees in each Calendar Quarter:

11.6.1	[***]% of Sublicense Income if Sublicense was granted within [***] as of the Effective Date.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

11.6.2	[***]% of Sublicense Income if Sublicense was granted during the period between [***] as of the Effective Date.

11.6.3	[***]% of Sublicense Income if Sublicense was granted during at any date after [***] as of the Effective Date.

11.7
Reports; Payment of Royalty. Commencing with the first Calendar Quarter in which royalty or other payments are due, Rosetta shall furnish to Hadasit a quarterly written report for such Calendar Quarter (the “Quarterly Report”), each showing the sales of all Products subject to royalty or other payments sold by Rosetta Genomics and its Affiliates and all Sublicense Income received during the reporting period and the royalties or other payments payable under this Agreement. Quarterly Reports shall be due on the sixtieth (60th) day following the close of each Calendar Quarter. Royalties and other payments shown to have accrued by each Quarterly Report, if any, shall be due and payable on the date such Quarterly Report is due. Rosetta shall keep (and shall require its Affiliates to keep) complete and accurate records in sufficient detail to enable Net Sales and the royalties and other payments payable hereunder, to be determined, reconciled and verified.

11.8	Audits.

11.8.1
Upon the written request of Hadasit and not more than once in each Calendar Year, Rosetta shall permit an independent certified public accounting firm of recognized standing in Israel, selected by Hadasit and reasonably acceptable to Rosetta, to have access during normal business hours at times mutually convenient to the Parties and upon reasonable notice to Rosetta to such of the records of Rosetta as may be reasonably necessary to verify the accuracy of the royalty and other payment reports hereunder for any Royalty Year, for a period of up to three (3) years from the completion of such Royalty Year. The accounting firm shall report to Hadasit only the results of the work performed as contemplated by this Section 11.7.1 and the details concerning any discrepancies.

11.8.2
If such accounting firm concludes that additional royalties or other payments were owed during such Royalty Year , Rosetta shall pay the additional royalties or other payments (plus accrued interest at the LIBOR rate as in effect on the date that such payment was first due, plus one and [***]%) percent) within [***] of the date Hadasit delivers to Rosetta such accounting firm’s written report so concluding. In the event such accounting firm concludes that Rosetta overpaid amounts during such period, Hadasit shall reimburse Rosetta the amount of such overpayment within [***] of receipt of such accounting firm’s written report. The fees charged by such accounting firm shall be paid by Hadasit.

11.8.3
Each Party reviewing information under this Section 11.7 shall treat all financial information subject to review under this Section 11.7 in accordance with the confidentiality provisions of this Agreement and shall request a confidentiality agreement to the same effect from any accounting firm reviewing information under this Section 11.7.

11.9
Payments. All payments to be made under this Agreement shall be made in New Israeli Shekels and shall be paid by bank wire transfer or by automated clearinghouse (electronic funds transfer) in immediately available funds to such bank account designated in writing by each Party to the other from time to time. Bank charges necessary for making the bank transfer shall be incurred by the Party making the transfer.

11.10
Save for the circumstances set out in section 11.8.2 above, any amount payable hereunder which has not been made upon its due date of payment, shall bear interest from the date such payment is due until the date of its actual payment, at the maximum interest charged by Bank Leumi Le Israel B.M. for unapproved overdrafts.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

12	Miscellaneous.

12.1
Assignment. No party to this Agreement shall be entitled to transfer or assign its rights or obligations under this Agreement, unless with the prior written consent of the other party, which shall not be unreasonably withheld; provided however that an assignment resulting from merger and/or acquisition of either party shall not require the consent of the other party, in the event that the surviving entity is committed to such assigning party’s obligations hereunder. Notwithstanding the aforementioned, THM shall be entitled to assign it’s rights and obligations hereunder to any legal entity which was established in connection with or for the benefit of the Hospital.

12.2
No Agency. It is hereby expressly declared and agreed that this Agreement in no way establishes any principal-agent, employer-employee, or partnership relations between the parties. Nothing in this Agreement shall be construed as granting either party the power or authority to act for or on behalf of the other party, to create any undertakings on behalf of the other party, or to bind or commit the other party in respect to any such undertakings, except as set forth herein or as otherwise agreed to in writing between the parties prior to such act.

12.3
Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The competent courts of Jerusalem shall have the exclusive jurisdiction to adjudicate on any disputes arising hereunder.

12.4
Entire Agreement. This Agreement, including all exhibits attached hereto, constitutes the entire understanding of the parties and supersedes all oral or written representations, agreements and understandings between the parties with respect to the subject matter hereof, all of which shall become, upon signature of this Agreement, void.

12.5
Amendments; Interpretation. No modification or amendment of this Agreement may be made except in a written instrument duly signed by all parties. The headings in this Agreement are inserted for convenience of reference only and shall not affect its interpretation. The preamble and annexes to this Agreement form an integral part of this Agreement. In the event of any conflict between the terms of this Agreement and the terms of any Protocol and/or Budget Schedule, the terms of this Agreement shall prevail.

12.6
Severability. If any non-material condition, term or covenant of this Agreement shall at any time be held to be void, invalid or unenforceable such condition, covenant or term shall be construed as severable and such holding shall attach only to such condition, covenant or term and shall not in any way affect or render void, invalid or unenforceable any other condition, covenant or term of this Agreement, and this Agreement shall be carried out as if such void, invalid or unenforceable term were not embodied herein.

12.7
Waivers. The failure at any time of either Party to enforce any of the terms or conditions or any right or to exercise any option of this Agreement will in no way be construed to be a waiver of such terms, conditions, rights or options, or in any way to affect the validity of this Agreement. A waiver by a party of any of its rights under this Agreement shall not be effective unless made by a written instrument duly signed by such party, and shall not be deemed a waiver of any other right hereunder.

12.8
Notices. Any notice sent by one party to the others to the addresses set forth below shall be considered as having reached its destination, if it was delivered by hand, at the time of its delivery; if it was sent by registered mail, within 96 hours from the time it was so dispatched; and if it was sent by facsimile, within 48 hours from the receipt of the confirmation of proper transmission of the notice.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

If to Rosetta:	10 Plaut Street, Rehovot, 76706, Israel Fax: 972-8-9484766 Attention: Business Development With a copy to General Counsel
If to Hadasit:	POB 12000, Jerusalem 91120, Israel Fax: +972-2- 6437712 Attention: VP Finance and Contracts With a copy to Legal Counsel

13	IN WITNESS WHEREOF, the parties have set their signatures hereunto as of the date first above written.

ROSETTA GENOMICS LTD. By: Name: Title:	_____________________________________ By: Name: Title:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.